As filed with the Securities and Exchange Commission on November 1, 2002
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

INTERNET SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	58-2362189
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)
6303 Barfield Road
Atlanta, Georgia 30328
(Address of principal executive offices, including zip code)

vCIS, INC. 2001 STOCK PLAN
INTERNET SECURITY SYSTEMS, INC. RESTATED 1995 STOCK INCENTIVE PLAN
(as amended and restated as of May 29, 2001)
INTERNET SECURITY SYSTEMS, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN
INTERNET SECURITY SYSTEMS, INC. 1999 INTERNATIONAL STOCK PURCHASE PLAN
(Full title of the plans)

THOMAS E. NOONAN
Chairman, President and Chief Executive Officer
Internet Security Systems, Inc.
6303 Barfield Road
Atlanta, Georgia 30328
(Name and address of agent for service)

With a copy to:
SEAN BOWEN
General Counsel
Internet Security Systems, Inc.
6303 Barfield Road
Atlanta, Georgia 30328

(404) 236-2600
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price per	Aggregate Offering	Amount of
Registered	Registered(1)(2)	Share(3)	Price(3)	Registration Fee(3)

Common Stock, $0.001 par value, together with the Preferred Stock Purchase Rights related thereto	1,998,979 shares	$17.255	$34,492,382.65	$3,173.30

(1)      Includes (i) 34,234 shares of the Registrant’s common stock, $.001 par value (“Common Stock”) issuable upon the exercise of options granted under the vCIS, Inc. 2001 Stock Plan which have been assumed by the Registrant following the merger of vCIS, Inc. into a subsidiary of the Registrant as of October 30, 2002 and converted into options to purchase shares of the Registrant’s Common Stock, (ii) 1,914,745 additional shares of Registrant’s Common Stock issuable upon exercise of options granted under the Registrant’s Restated 1995 Stock Incentive Plan, (iii) 45,000 additional shares of Registrant’s Common Stock issuable under the Registrant’s 1999 Employee Stock Purchase Plan and (iv) 5,000 additional shares of Registrant’s Common Stock issuable under the Registrant’s 1999 International Stock Purchase Plan.

(2)      Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the number of shares being registered shall include an indeterminate number of additional shares of Registrant’s Common Stock that may become issuable as a result of any stock dividends, stock splits, recapitalizations or other similar transactions in accordance with the anti-dilution provisions of the plan listed above.

(3)      Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on October 29, 2002, as reported by the Nasdaq National Market.

INTRODUCTORY STATEMENT

     On October 30, 2002, Internet Security Systems, Inc. (the “Company”), completed its acquisition of vCIS, Inc. (“vCIS”), a California corporation, pursuant to an Agreement and Plan of Merger dated as of August 23, 2002, by and among the Company, ISSVAC, Inc., a California corporation that is a wholly owned subsidiary of ISS, vCIS and certain selling shareholders of vCIS (the “Merger Agreement”). Upon consummation of the acquisition, vCIS became a wholly owned subsidiary of the Company.

     Pursuant to the Merger Agreement, each option to purchase vCIS common stock (each, a “vCIS Option”) that was outstanding immediately prior to the acquisition (the “Effective Time”) (whether or not exercisable and regardless of the exercise price) was assumed by the Company and converted into an option to purchase the Company’s Common Stock. Each vCIS Option is now exercisable for that number of whole shares of the Company’s Common Stock equal to the product, rounded down to the nearest whole number of shares of the Company’s Common Stock, determined by multiplying the number of vCIS shares that were issuable upon exercise of the option by .04770, the exchange ratio for the merger (the “Company Option Exchange Ratio”).

     The per share exercise price for one share of the Company Common Stock issuable upon the exercise of an assumed vCIS Option, after the assumption, will be equal to the quotient, rounded up to the nearest whole cent, determined by dividing the price per share of vCIS common stock at which such vCIS Option was exercisable immediately before the Effective Time by the Company Option Exchange Ratio.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to option plan participants of the Company or vCIS, as the case may be, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

     This Registration Statement on Form S-8 relates to (1) 34,234 shares of the Company’s Common Stock issuable upon the exercise of options granted under the vCIS, Inc. 2001 Stock Plan which have been assumed by the Company following the merger of vCIS, Inc. into a subsidiary of the Company as of October 30, 2002 and converted into options to purchase shares of the Company’s Common Stock, (2) 1,914,745 additional shares of the Company’s Common Stock issuable upon exercise of options granted under the Company’s Restated 1995 Stock Incentive Plan, (3) 45,000 additional shares of the Company’s Common Stock issuable under the Company’s 1999 Employee Stock Purchase Plan and (4) 5,000 additional shares of the Company’s Common Stock issuable under the Company’s 1999 International Stock Purchase Plan.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

     The Company hereby incorporates by reference into this Registration Statement the following documents previously filed by the Company with the Commission:

     (a)       The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on April 1, 2002;

     (b)       The Company’s Quarterly Reports on Form 10-Q for the fiscal period ended March 31, 2002, filed with the Commission on May 14, 2002, and for the fiscal period ended June 30, 2002, filed with the Commission on August 13, 2002;

     (c)       The Company’s Current Reports on Form 8-K filed with the Commission on July 24, 2002 and November 1, 2002;

     (d)       The Company’s Registration Statement No. 000-23655 on Form 8-A filed with the Commission on March 13, 1998, in which the terms, rights and provisions applicable to the Company’s outstanding Common Stock are described; and

     (e)       The Company’s Registration Statement No. 000-23655 on Form 8-A filed with the Commission on July 24, 2002, as amended by Form 8-A/A filed with the Commission on August 2, 2002, in which the terms, rights and provisions applicable to the Company’s outstanding Preferred Stock Purchase Rights are described.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration

Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities

     Not Applicable.

Item 5.      Interests of Named Experts and Counsel

     King & Spalding is legal counsel to the Company and is giving an opinion upon the validity of the Company’s Common Stock being registered pursuant to this Registration Statement. Sam Nunn, a partner at King & Spalding, serves on the Company’s board of directors.

Item 6.      Indemnification of Directors and Officers

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or unlawful purchases or redemption of the corporation’s stock or (iv) any transaction from which the director derived an improper personal benefit.

     Article VI of the Company’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Article XI of the Company’s bylaws further provides that the Company shall, to the fullest extent not prohibited by the Delaware General Corporation Law, indemnify each of its directors and executive officers, subject to limitations, if any, set forth in individual contracts with such directors and executive officers and limitations on proceedings, or parts thereof, initiated by such directors or executive officers. The Company has the power to indemnify its other officers, employees and other agents as permitted by Delaware General Corporation Law. The Company has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

     The Company has purchased officers’ and directors’ liability insurance.

Item 7.      Exemption from Registration Claimed

     Not Applicable.

Item 8.      Exhibits

Exhibit	Description

3.1	Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, dated November 14, 2000, and incorporated by reference herein)

3.2	Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, Registration No. 333-44529 (the “Form S-1”), and incorporated by reference herein)

4.1	vCIS, Inc. 2001 Stock Plan (as amended and restated as of August 22, 2002)

4.2	Restated 1995 Stock Incentive Plan (as amended and restated as of May 29, 2002)

4.3	Specimen Common Stock Certificate

4.4	1999 Employee Stock Purchase Plan (filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-8, Registration No. 333-54670 filed with the Commission on January 31, 2001, and incorporated by reference herein)

4.5	1999 International Stock Purchase Plan (filed as Exhibit 99.3 to the Company’s Registration Statement on Form S-8, Registration No. 333-54670 filed with the Commission on January 31, 2001, and incorporated by reference herein)

4.6	Rights Agreement dated as of July 18, 2002 between the Company and SunTrust Bank, a Georgia banking corporation, as Rights Agent, which includes the form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Junior Preferred Stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, Registration No. 000-23655, filed with the Commission on July 24, 2002 (the “Form 8-A”), and incorporated by reference herein)

4.7	Form of Rights Certificate (filed as Exhibit 4.2 to the Form 8-A and incorporated herein by reference)

5.1	Opinion and consent of King & Spalding

23.1	Consent of Ernst & Young LLP

23.2	Consent of King & Spalding (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

Item 9.      Undertakings

     (a)       The undersigned registrant hereby undertakes:

                (1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)         To include any prospectus required by Section 10(a)(3) of the Securities Act.

                           (ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

                           (iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

                (2)       That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the vCIS 2001 Stock Plan and the Company’s Restated 1995 Stock Incentive Plan.

     (b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on this 31st day of October, 2002.

INTERNET SECURITY SYSTEMS, INC.

By:	/s/ Thomas E. Noonan

Thomas E. Noonan Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each of the persons whose signature appears below, does hereby constitute and appoint Thomas E. Noonan and Richard Macchia and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable the Company to comply with the Securities Act, and any rules or regulations or requirements of the Commission in connection with this Registration Statement on Form S-8. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas E. Noonan Thomas E. Noonan	Chairman, President and Chief Executive Officer (Principal Executive Officer)	October 31, 2002

/s/ Christopher W. Klaus Christopher W. Klaus	Chief Technology Officer and Director	October 31, 2002

/s/ Richard Macchia Richard Macchia	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 31, 2002

/s/ Maureen Richards Maureen Richards	Corporate Controller (Principal Accounting Officer)	October 31, 2002

/s/ Robert E. Davoli Robert E. Davoli	Director	October 31, 2002

/s/ Kevin J. O’Connor Kevin J. O’Connor	Director	October 31, 2002

/s/ Sam Nunn Sam Nunn	Director	October 31, 2002

/s/ David N. Strohm David N. Strohm	Director	October 31, 2002

EXHIBIT INDEX

Exhibit	Description

3.1	Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, dated November 14, 2000, and incorporated by reference herein)

3.2	Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, Registration No. 333-44529 (the “Form S-1”), and incorporated by reference herein)

4.1	vCIS, Inc. 2001 Stock Plan (as awarded and restated as of August 22, 2002)

4.2	Restated 1995 Stock Incentive Plan (as amended and restated as of May 29, 2002)

4.3	Specimen Common Stock Certificate

4.4	1999 Employee Stock Purchase Plan (filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-8, Registration No. 333-54670 filed with the Commission on January 31, 2001, and incorporated by reference herein)

4.5	1999 International Stock Purchase Plan (filed as Exhibit 99.3 to the Company’s Registration Statement on Form S-8, Registration No. 333-54670 filed with the Commission on January 31, 2001, and incorporated by reference herein)

4.6	Rights Agreement dated as of July 18, 2002 between the Company and SunTrust Bank, a Georgia banking corporation, as Rights Agent, which includes the form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Junior Preferred Stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, Registration No. 000-23655, filed with the Commission on July 24, 2002 (the “Form 8-A”), and incorporated by reference herein)

4.7	Form of Rights Certificate (filed as Exhibit 4.2 to the Form 8-A and incorporated herein by reference)

5.1	Opinion and consent of King & Spalding

23.1	Consent of Ernst & Young LLP

23.2	Consent of King & Spalding (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)